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"FINAL DRAFT": December 23, 2001, 3:15 p.m.
CONTACT: News Media Kevin Caulfield (303) 277-6894 Investor Relations Dave Dunnewald (303) 279-6565	FOR IMMEDIATE RELEASE 12/24/2001

COORS SIGNS AGREEMENT TO PURCHASE
CARLING BREWING BUSINESS FROM INTERBREW

GOLDEN, Colo. -- Adolph Coors Company ("Coors") today announced that it has signed an agreement to purchase the Carling business portion of Bass Brewers from Interbrew S.A. for GBP 1.2 billion (US $1.7 billion). The purchase is subject to U.K. regulatory approval. The companies anticipate completion of the transaction by early February 2002.

Under the agreement, Adolph Coors Company and its principal subsidiary, Coors Brewing Company, through one or more other subsidiaries will purchase the majority of the assets that currently make up Bass Brewers, including the Carling, Grolsch (via a joint venture with Grolsch N.V.), Worthington, and Caffrey's beer brands; several other beer and flavored-alcohol-beverage brands; related brewing and malting facilities in the U.K.; and a 49.9 percent interest in the logistics provider Tradeteam. The Carling business is the second-largest brewer in the U.K., and Carling lager is the best-selling beer brand in the U.K. Coors plans to finance the transaction with approximately $200 million of cash on hand and a combination of bank and public debt. No additional terms were disclosed.

Peter H. Coors, chairman of Coors Brewing Company (CBC), said, "The acquisition of the Carling business significantly increases the size of our company and broadens and diversifies its revenue base, resulting in a stronger, more resilient combined company. This deal represents a strategic opportunity for Coors to participate in one of the world's largest beer markets with an already successful business platform, including Carling's proven management and employee team, and an existing supply chain. We intend to leverage the strengths of both the Coors and Carling organizations to grow market share, profitability and cash flow."

W. Leo Kiely, CBC president and CEO, said, "We anticipate that the purchase will substantially increase our operating cash flow, modestly improve cash earnings per share in the short term and significantly enhance earnings per share longer term. The Carling and Grolsch brands both have strong growth momentum and are gaining share in the U.K. Also important, the strengths of our two companies are complementary, which should give us the ability to improve performance in both North America and the U.K. The opportunity for the Carling business in the U.K. is exciting. Our game plan in the U.S. with Coors does not change. We need to outgrow the market, drive down our cost per barrel and continue building a great team. Combined with Coors Brewing Company's existing assets, brands and expertise, the Carling business and the Carling people will make us a larger, stronger, more diversified and more competitive player in the global beer business."

The company plans to host a conference call with the investment community, which will be webcast, to discuss the transaction on Thursday, Dec. 27, 2001 at 2:00 p.m. Eastern Time. Additional information on accessing the webcast will be announced prior to the conference call.

Morgan Stanley & Co. advised Coors on the transaction. J.P. Morgan and Deutsche Bank are providing financing to Coors.

Founded in 1873, Coors Brewing Company is the third-largest U.S. brewer and sells its products in North America, Latin America, the Caribbean, Europe and Asia. The company's stock trades on the New York Stock Exchange under the symbol RKY. For more information on Coors Brewing Company, visit the company's Web site at www.coors.com.

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Adolph Coors Company (NYSE--RKY)